Exhibit 10.5

QUANTUM COMPUTING INC.
215 Depot Court, SE

Leesburg, VA 20175

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made as of the 15 day of June, 2022 (the “Effective Date”), between Dr. Yuping Huang (“Executive”) and Quantum Computing Inc. (the “Company”), a Delaware corporation.

WHEREAS, the Company desires for the Executive to serve as the Company’s Chief Quantum Officer as well as a member of the Board of Directors and the Executive is willing to continue to serve in the foregoing positions on the terms and conditions set forth in this Agreement;

NOW, THEREFORE in consideration of the mutual covenants and promises contained herein and other good and valuable considerations, the sufficiency of which is hereby acknowledged, the Company and the Executive hereby agree as follows:

1. Effective Date and Term of Employment. The initial term of this Agreement shall begin on the Effective Date and shall continue until the earlier of: (a) the date on which it is terminated pursuant to terms of this Agreement; or (b) three (3) years following the Effective Date (the “Term”).

2. Duties and Responsibilities. The Executive agrees to work for the Company as its performing all of the duties and responsibilities inherent in such position. As the Chief Quantum Officer the Executive shall report to the Company’s CEO. The Executive shall devote reasonable best efforts in the performance of the foregoing services. The Company acknowledges that Executive is currently a full-time professor at Stevens Institute of Technology (“Stevens”). Executive hereby provides the Company with an acknowledgement from Stevens in conjunction with the intellectual property and employment arrangement, which is attached as Exhibit A (“Acknowledgement”).

3. Compensation and Benefits.

3.1 Salary. The Company shall pay Executive an annual base salary of Four Hundred Thousand Dollars ($400,000.00) payable in twice monthly installments in accordance with the Company’s customary payroll cycle (the “Base Salary”). The Base Salary thereafter shall be subject to annual review and adjustment, as determined by the Board (or the Compensation Committee of the Board) in its sole discretion, provided, however, that the Base Salary may not be decreased without the Executive’s consent unless the compensation payable to all executives of the Company is also similarly reduced.

3.2 Stock Options. The Company will grant to Executive options to purchase 400,000 shares of common stock, which shall vest as follows (i) 100,000 options shall vest immediately upon grant (ii) 100,000 options shall vest on the 12-month anniversary of the date of grant, (iii) 100,000 options shall vest on the 24-month anniversary of the date of grant and (iv) 100,000 options shall vest on the 36-month anniversary of the date of grant. The stock options will be granted in a separate document, which will set forth the terms and conditions of the option grant.

3.3 Annual Incentive. For the fiscal year ending December 31, 2022 and in subsequent fiscal years, Executive will be eligible to receive an annual cash bonus in an amount up to thirty percent (30%) of Base Salary, subject to Executive achieving the performance milestones that are established and approved by the Board of Directors within 60 days following the beginning of such fiscal year, as set forth on Exhibit B, hereto. The bonus, if payable, shall be calculated and paid within ninety (90) days after the end of the fiscal year in which such bonus was earned; provided, however, that the Company may delay the calculation and payment of any portion of such bonus which is based on the attainment of a revenue, earnings or similar milestone until the completion of the audit of the Company’s financial statements for the fiscal year in question, but in no event later than March 31 of the calendar year following the fiscal year for which the bonus is payable. Executive must be employed by the Company through the end of the fiscal year for which the bonus is earned in order to receive the bonus.

3.4 Long-Term Incentives. The Company may from time to time establish incentive programs, including but not limited to stock options, and the Executive will be eligible to participate in such incentive programs under terms to be set when such programs are approved by the Board and Shareholders.

3.5 Fringe Benefits. Executive shall be entitled to participate in all bonus and benefit programs that the Company establishes and makes available to its executive employees, if any, to the extent that Executive’s position, tenure, salary, age, health and other qualifications make Executive eligible to participate, including, but not limited to health care plans, short and long term disabilities plans, life insurance plans, retirement plans, and all other benefit plans from time to time in effect. Executive shall also be entitled to take unlimited fully paid annual leave in accordance with Company policy.

3.6 Reimbursement of Certain Expenses. Executive shall be reimbursed for such reasonable and necessary business expenses incurred by Executive while Executive is employed by and acting on behalf of the Company, which are directly related to the furtherance of the Company’s business, including compensation under the Company’s standard policies if Executive uses his personal vehicle for Company business where such business is more than one hundred fifty (150) miles from the Company’s main offices or Executive’s home, wherever such trip commences.  The Executive must submit any request for reimbursement no later than fifteen (15) days following the date that such business expense is incurred in accordance with the Company’s reimbursement policy regarding same and business expenses must be substantiated by appropriate receipts and documentation.  The Company may request additional documentation or a further explanation to substantiate any business expense submitted for reimbursement, and retains the discretion to approve or deny a request for reimbursement. If a business expense reimbursement is not exempt from Section 409A of the Code, any reimbursement in one calendar year shall not affect the amount that may be reimbursed in any other calendar year and a reimbursement (or right thereto) may not be exchanged or liquidated for another benefit or payment.  Any business expense reimbursements subject to Section 409A of the Code shall be made no later than the end of the calendar year following the calendar year in which such business expense is incurred by the Executive.

3.7 Indemnification. The Company shall continue to indemnify Executive to the fullest extent permitted under applicable law, the Company’s Articles of Organization and the Company’s By-laws, each as they may be amended from time to time. The Executive shall be insured under the Company’s Directors’ and Officers’ liability policy in the same manner as other senior executives of the Company for as long as Executive is an officer or director of the Company and as long as the Company maintains such policy in force. Such indemnity and insurance shall survive the termination of Executive’s employment by the Company.

4. Termination of Employment Period. Executive’s employment under the terms of this agreement may terminate upon the occurrence of any of the following:

4.1 Termination for Cause. For the purposes of this Agreement, “Cause” is defined as any of the following: (1) material breach or failure of Executive to perform or observe any of the terms of this Agreement; (2) willful failure to abide by the policies of the Employer; (3) conviction of, or guilty plea to, a felony (other than traffic violations but including, without limitation, theft, fraud, embezzlement, or dishonesty); (4) gross negligence or misconduct in the performance of Executive’s duties; (5) Executive’s refusal or substantial failure to satisfactorily perform his duties in connection with this Agreement for reasons unrelated to any accident, injury or disability of the Executive; (6) any conduct by the Executive which is materially detrimental or injurious to the Company or its reputation; (7) Executive’s illegal use or abuse of drugs, alcohol, or other related substances that is materially injurious to the Company or (8) a violation of his duties of Confidentiality or a breach of any of the Restrictive Covenants set forth in Section 6 of this Agreement. With respect to Cause ground (3), Employer may immediately terminate Executive’s employment. With respect to all other Cause grounds, Employer may terminate the Executive by providing written Notice of Termination specifying the reasons for termination and if Executive shall fail to cure same within ten (10) calendar days of his receiving such notice, his employment shall terminate at the end of such ten (10) day period.

4.2 Voluntary Termination by the Company. At the election of the Company, without Cause.

4.3 Death or Disability. Upon the death or disability of Executive. As used in this Agreement, “disability” shall occur when Executive, due to a physical or mental disability, for a period of 120 days in the aggregate, whether or not consecutive, during any 365-day period, is unable, with or without an accommodation, to perform the essential functions of the services contemplated under this Agreement.

4.4 Termination for Good Reason. Subject to the notice and cure periods set forth in Section 5.5, at the election of Executive for “Good Reason” (as defined below), upon written notice by the Executive to the Company.

4.5 Voluntary Termination by Executive. At the election of Executive, without Good Reason, upon not less than 30 days prior written notice by him/her to the Company.

5. Effect of Termination.

5.1 Termination for Cause, at the Election of Executive, or at Death or Disability. In the event that Executive’s employment is terminated for Cause, the Company shall have no further obligations under this Agreement other than to pay to Executive Base Salary and accrued vacation through the last day of Executive’s actual employment by the Company. In the event that Executive’s employment is terminated upon Executive’s death or disability, or at the election of Executive, the Company shall have no further obligations under this Agreement other than (i) to pay to Executive, in a single lump sum upon such termination, Base Salary and accrued vacation through the last day of Executive’s actual employment by the Company.

5.2 Voluntary Termination by the Company, or for Good Reason. In the event that Executive’s employment is terminated during the term of this Agreement without Cause, or by Executive’s resignation for Good Reason, and Executive executes a release in favor of the Company substantially in the form annexed hereto as Exhibit C, not later than 30 days after Executive’s employment terminates, and the period in which Executive is entitled to revoke such release has expired without any such revocation, then the Company shall continue to pay to Executive the annual Base Salary in effect immediately prior to such termination for the twelve-month period following Executive’s last day of employment. In addition, the Company shall continue Executive’s coverage under and its contributions towards Executive’s health care, dental, and life insurance benefits on the same basis as immediately prior to the date of termination, except as provided below, for the six-month period following Executive’s last day of employment. Notwithstanding the foregoing, subject to any overriding laws, the Company shall not be required to provide any health care, dental, or life insurance benefit otherwise receivable by Executive if Executive is actually covered or becomes covered by an equivalent benefit (at the same cost to Executive, if any) from another source. Any such benefit made available to Executive shall be reported to the Company.

5.3 Notwithstanding any other provision of this Amended Agreement with respect to the timing of payments under Section 5, if, at the time of the Executive’s termination, the Executive is deemed to be a “specified employee” of the Company within the meaning of Section 409A(a)(2)(B)(i) of the Code, then only to the extent necessary to comply with the requirements of Section 409A of the Code, any payments to which the Executive may become entitled under Section 5 which are subject to Section 409A of the Code (and not otherwise exempt from its application) will be withheld until the first business day of the seventh month following the date of termination, at which time the Executive shall be paid an aggregate amount equal to six months of payments otherwise due to the Executive under the terms of Section 5, as applicable. After the first business day of the seventh month following the date of termination and continuing each month thereafter, the Executive shall be paid the regular payments otherwise due to the Executive in accordance with the terms of Section 5, as thereafter applicable.

5.4 Upon Executive’s termination without Cause during the term of this Agreement, or as a result of Executive’s resignation for Good Reason during the term of this Agreement, all stock options granted by the Company and then held by Executive shall be accelerated and become fully vested and exercisable as of the date of Executive’s termination.

5.5 As used in this Agreement, “Good Reason” means, without Executive’s written consent, (a) a “material diminution” (as such term is used in Section 409A of the Code) of the duties assigned to Executive (provided, however, that no termination of Executive’s service as a member of the Board, regardless of the reason therefore, shall constitute a “material diminution” of Executive’s duties for purposes of this Section 5.5); or (b) a material reduction in Base Salary or other benefits (other than a reduction or change in benefits generally applicable to all executive employees of the Company); or (d) a “Change of Control” of the Company, as that term is defined in the Control Plan; or (e), the acquisition (other than an acquisition directly from the Company) by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the then outstanding shares of voting stock of the Company (the “Voting Stock”); provided, however, that any acquisition by the Company or its subsidiaries, or any employee benefit plan (or related trust) of the Company or its subsidiaries of (i) 50% or more of the then outstanding Voting Stock, or (ii) Voting Stock which has the effect of increasing the percentage of Voting Stock owned by any such individual, entity or group to 50% or more of the then outstanding Voting Stock, shall not constitute a Change of Control. In the event Executive resigns for Good Reason within twelve (12) months after a Change of Control or acquisition, or if the Executive is terminated without cause within twelve (12) months after a Change of Control or acquisition, as defined in (d) or (e) above, Executive shall receive, in addition to any severance to which he/she is entitled under § 5.2 of the Employment Agreement as amended, an additional sum equal to twelve (12) months of his/her base salary then in effect. Notwithstanding the occurrence of any of the events enumerated in this Section 5.5, no event or condition shall be deemed to constitute Good Reason unless (i) Executive reports the event or condition which the Executive believes to be Good Reason to the Board, in writing, within 15 days of such event or condition occurring and (ii) within 30 days after the Executive provides such written notice of Good Reason, the Company has failed to fully correct such Good Reason and to make the Executive whole for any such losses.

5.6 The provisions of this Section 5 and the payments provided hereunder are intended to be exempt from or to comply with the requirements of Section 409A of the Code, and shall be interpreted and administered consistent with such intent. To the extent required for compliance with Section 409A, references in this Agreement to a “termination of employment” shall mean a “separation of service” as defined by Section 409A. It is further intended that each installment of the payments provided hereunder shall be treated as a separate “payment” for purposes of Section 409A. Neither the Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

6. Nondisclosure and Noncompetition.

6.1 Proprietary Information.

(a) Executive agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the Company’s business, Inventions and scientific information or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include Company related inventions, products, processes, methods, techniques, formulas, designs, drawings, slogans, tests, logos, ideas, practices, projects, developments, plans, research data, financial data, personnel data, computer programs and codes, and customer and supplier lists and information, trade secrets, business plans, investor lists and information, deal or transaction information, diagrams, flow charts and product plans, plans for creation, prototypes, acquisition or disposition of products or publications, expansion plans, financial status, statements and plans, products, improvements, formulas, methods of distribution, product development plans. Executive will not disclose any Proprietary Information to others outside the Company except in the performance of his/her duties or use the same for any unauthorized purposes without written approval by an officer of the Company, either during or after his employment. As required under and subject to the Acknowledgment, Executive has confirmed with Stevens that he is free of any obligations to Stevens with respect to any inventions or other work product he creates, conceives of or reduces to practice for the Company in order that it remain Company Proprietary Information and that Stevens has no claim upon such information other than that required by federal law. Executive has documented his discussions in the Acknowledgement letter dated June 15, 2022, to Robert Liscouski, Chief Executive Officer, Quantum Computing, Inc, attached as Exhibit A, hereto.

(b) Executive agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, electronic or other material containing Proprietary Information, whether created by Executive or others, which shall come into his custody or possession, shall be and are the exclusive property of the Company to be used by Executive only in the performance of her/his duties for the Company.

(c) Executive agrees that his/her obligation not to disclose or use information, know-how and records of the types set forth in paragraphs (a) and (b) above, also extends to such types of information, know-how, records and tangible property of subsidiaries and joint ventures of the Company, customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to Executive in the course of the Company’s business.

(d) Return of Employer Documents and Information. The Executive will, upon any termination of his employment with the Company or upon the Company’s earlier demand, return to the Company all Proprietary Information in his possession, directly or indirectly, that is in written or other tangible form (together with all duplicates thereof), together with all copies, recordings, abstracts, notes, computer diskettes, computer or computer assisted data storage or reproductions of any kind made from or about the documents and tangible items return to the Company, or the information they contain, and that he will not retain or furnish any such Proprietary Information to any third party. Executive will also return all Employer-provided electronic storage devices, and provide for inspection any of Executive’s electronic storage devices used by him to conduct Company business on or before his termination of employment, or upon the Company’s earlier demand.

(e) Required Disclosures. In the event that Executive is required to disclose any information (Proprietary Information or otherwise) to, or by, any governmental, regulatory, or judicial authority, Executive shall give the Company prompt written notice thereof so that the Company may seek an appropriate protective order and/or waive in writing compliance with the confidentiality provisions of this Agreement.

(f) Defense of Trade Secrets Act Notice. In accordance with 18 U.S.C. § 1833(b), nothing in this Agreement is intended to interfere with or discourage my good faith disclosure of a trade secret or other confidential information to any governmental entity related to a suspected violation of law.  Notwithstanding anything to the contrary in this Agreement, the federal Defend Trade Secrets Act (“DTSA”) provides that Executive cannot be held criminally or civilly liable under any federal or state trade secret law if Executive discloses a trade secret or other confidential information (a) in confidence to (i) any federal, state, or local government official, either directly or indirectly, or (ii) an attorney, and solely for the purpose of reporting or investigating a suspected violation of the law; or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. DTSA further provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

(g) Limits on Scope of Proprietary Information. Executive understands that Confidential Information shall not include information that has become publicly known through no wrongful act of Executive or of others who were under confidentiality obligations as to the item or items involved. Executive understands that in the event of a dispute, Executive shall bear the burden of proving that the information that would otherwise be Proprietary Information learned by virtue of his employment is in fact publicly known.

6.2 Inventions.

(a) Disclosure. Executive shall disclose, subject to the Acknowledgement, promptly to an officer or to attorneys of the Company in writing any idea, invention, work of authorship, whether patentable or un-patentable, copyrightable or un-copyrightable, including, but not limited to, any computer program, software, command structure, machine code, source or object code whether compilable or not, pseudo code, flow chart, data structure, documentation, compound, genetic or biological material, formula, manual, device, improvement, method, process, discovery, concept, algorithm, development, secret process, machine or contribution (any of the foregoing items hereinafter referred to as an “Invention”) Executive may conceive, make, develop or work on, in whole or in part, solely or jointly with others in conjunction with Executive’s activities for the Company. The disclosure required by this Section applies (a) to any invention related to the general line of business engaged in by the Company or to which the Company planned to enter during the period of Executive’s employment with the Company and for one year thereafter; (b) with respect to all Inventions related to the business of the Company whether or not they are conceived, made, developed or worked on by Executive during Executive’s employment with the Company; (c) whether or not the Invention was made at the suggestion of the Company; and (d) whether or not the Invention was reduced to drawings, written description, documentation, models or other tangible or intangible form.

(b) Assignment of Inventions to Company; Exemption of Certain Inventions. Executive hereby assigns to the Company without royalty or any other further consideration Executive’s entire right, title and interest in and to all Inventions which Executive conceives, makes, develops or works on during employment and for one year thereafter, except as limited by Section 6.2(a) above and those Inventions that Executive develops entirely on Executive’s own time without using the Company’s equipment, supplies, facilities or trade secret information unless those Inventions either (a) relate at the time of conception or reduction to practice of the Invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or (b) result from any work performed by Executive for the Company. Executive agrees to execute all documents and assist in all ways necessary to effectuate the assignment of Inventions pursuant to this Agreement, and hereby designates the Company to act as Executive’s attorney in fact to execute any document or perform any act necessary to effectuate said assignment in the absence of the Executive or inability or refusal of the Executive to provide said assistance.

(c) Records. Executive will make and maintain adequate and current written records of all Inventions. These records shall be and remain the property of the Company.

(d) Patents. Executive will assist the Company in obtaining, maintaining and enforcing patents and other proprietary rights in connection with any Invention covered by Section 6.2. Executive further agrees that his obligations under this Section shall continue beyond the termination of his employment with the Company, but if he is called upon to render such assistance after the termination of such employment, he shall be entitled to a fair and reasonable rate of compensation for such assistance. Executive shall, in addition, be entitled to reimbursement of any reasonable expenses incurred at the request of the Company relating to such assistance.

6.3 Prior Contracts and Inventions; Information Belonging to Third Parties. Executive represents that except for the Acknowledgement, and subject to any exclusion called for by federal law that there are no contracts to assign Inventions between any other person or entity and Executive. Executive further represents that (a) Executive is not obligated under any consulting, employment or other agreement which would affect the Company’s rights or my duties under this Agreement, (b) there is no action, investigation, or proceeding pending or threatened, or any basis therefor known to me involving Executive’s prior employment or any consultancy or the use of any information or techniques alleged to be proprietary to any former employer, and (c) the performance of Executive’s duties as an employee of the Company will not breach, or constitute a default under any agreement to which Executive is bound, including, without limitation, any agreement limiting the use or disclosure of proprietary information acquired in confidence prior to engagement by the Company. Executive will not, in connection with Executive’s employment by the Company, use or disclose to the Company any confidential, trade secret or other proprietary information of any previous employer or other person to which Executive is not lawfully entitled.

6.4 Noncompetition and Non-solicitation.

(a) Executive acknowledges that

(i) the direct or indirect disclosure of any Proprietary Information would place the Company at a serious competitive disadvantage and would do serious damage, financial and otherwise, to the Company’s business;

(ii) by his training, experience and expertise, the Executive’s services to the Company will be special and unique; and

(iii) the Company has provided him with additional consideration in the form of the Agreement and Plan of Merger dated May 19, 2022, by and among the Company, Project Alpha Merger Sub I, Inc., a Delaware corporation, Project Alpha Merger Sub II, LLC, a Delaware limited liability company, QPhoton, Inc., a Delaware corporation and Executive, in order to obtain the covenants herein;

(iv) if the Executive leaves the Company’s employ to work for a competitive business, in any capacity, it would cause the Company irreparable harm. Therefore:

(b) Other than Executive’s employment at Stevens, during Executive’s employment with the Company and for a period of 24 months after the termination of Executive’s employment with the Company for any reason or for no reason, Executive will not directly or indirectly, absent the Company’s prior written approval, render services of a business, professional or commercial nature to any other person or entity in the area of quantum computing or such other services or products provided by the Company at the time Executive’s employment terminates, in any geographical area where the Company does business at the time Executive’s employment terminates, whether such services are for compensation or otherwise, whether alone or in conjunction with others, whether as an employee, consultant, or independent contractor, or as a partner, or as a shareholder (other than as the holder of not more than 1% of the combined voting power of the outstanding stock of a public company), officer or director of any corporation or other business entity, or as a trustee, fiduciary or in any other similar representative capacity.

(c) During the Executive’s employment with the Company and for a period of 24 months after the termination of Executive’s employment for any reason or for no reason, Executive will not hire, solicit, induce, encourage, or attempt to induce or encourage any employee, independent contractor, or consultant of the Company or assist any other person or entity in its efforts to hire, solicit, induce, encourage, or attempt to induce or encourage any employee, independent contractor, or consultant of the Company to terminate his or her employment or relationship with the Company, or to breach any other obligation to the Company.

(d) During the Executive’s employment with the Company and for a period of 24 months after termination of Executive’s employment for any reason or for no reason, Executive will not, directly or indirectly, conduct business with, or accept compensation from, contact, solicit, divert, diminish or take away, or attempt to solicit, contact, divert, diminish or take away, or assist any other person or entity in its efforts to contact, solicit, divert, diminish or take away the business or patronage of any of the clients, customers, accounts or funding sources which were clients, customers, accounts or funding sources of the Company within the 12 months prior to the termination of Executive’s employment, or which were active target clients, customers, accounts or funding sources, of the Company within the 12 months prior to the termination of Executive’s employment.

6.5 Interpretation of Agreement. If any restriction set forth in this Section is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be specifically revised and interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

6.6 Restrictions Necessary. The Executive acknowledges that the restrictions set forth in this Paragraph 6 are reasonable in scope and essential to protect the Company’s legitimate interests in safeguarding its Proprietary and Confidential Information, goodwill, customer/client/funding and employment relationships. Executive agrees that any breach of this Section will cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to obtain preliminary and permanent injunctive relief (without the need to post bond). The foregoing does not limit the Company’s rights to money damages caused by lost earnings, profits and other benefits arising from such violations (which rights shall be cumulative). The prevailing party shall be entitled to recover its reasonable attorneys’ fees in such an action. In addition, the Company’s obligation, if any, to pay Executive the amounts set forth in Section 5.2 or 5.3 shall terminate in the event Executive materially breaches any terms and conditions in Section 6.

6.7 Tolling and other Claims. In the event the Executive should be in violation of the restrictive covenants hereinabove set forth, then any time limitation thereof shall be extended for a period of time equal to the period of time during which such breach or breaches should occur; and in the event it is necessary to seek relief against such breach or breaches in any court or before any arbitrator or mediator, these restrictive covenants shall be extended for a period of time equal to the pendency of such proceedings and all subsequent court proceedings and appeals. The existence of any claim or cause of action by the Executive against the Company, whether predicated on the Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the foregoing restrictive covenants, but shall be resolved separately.

7. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral relating to the subject matter of this Agreement between the Company and the Executive. For the avoidance of doubt, however, this Agreement is in addition to, and shall not supersede any stock option agreement between the Company and Executive.

8. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and Executive.

9. Dispute Resolution. With the exception of a Claim for injunctive relief as provided under Section 6, any controversy, dispute, or claim arising out of or relating to this Agreement or its interpretation (each, a “Dispute”), or arising out of or relating to Executive’s employment by the Company, unless resolved by agreement of the Parties – including but not limited to any potential federal, state or local statutory employment claims under local or Federal Wage and Hour Laws, including claims that could have been brought as class action, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act and any and all state and local laws relating to employment (“Employment Disputes”)– shall be resolved solely and exclusively as set forth in this Section.

9.1 The Parties shall submit all Employment Disputes that are able to be arbitrated as a matter of law to final and binding arbitration in New Jersey, in accordance with the then-existing rules of the American Arbitration Association. A single arbitrator shall conduct proceedings in accordance with the employment rules of the American Arbitration Association (“AAA”). If the Parties are unable to agree on a single arbitrator within ten (10) days after submitting the Dispute to arbitration, then the arbitrator shall be designated by the AAA. The arbitrator shall schedule the arbitration hearing to occur remotely or at a location within 60 miles of Executive’s home. The Parties shall equally share the costs associated with the arbitration, including the fees of the arbitrator and AAA. The Company and Executive shall each bear its/his/her own attorney’s fees.

Any Employment Claims that cannot be arbitrated as a matter of law shall be tried in a court of competent jurisdiction in New Jersey without a jury. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY AND EMPLOYEE WAIVES THE RIGHT TO ARBITRATE OR OTHERWISE LITIGATE CLASS ACTIONS AGAINST THE COMPANY.

Executive understands that nothing herein precludes the Executive from filing administrative charges with the Equal Employment Opportunity Commission (EEOC) or similar federal, state, or local agency, but that upon receipt of any right-to-sue letter or similar administrative decision, Executive shall submit the dispute to arbitration as set forth above.

This Agreement to arbitrate shall be specifically enforceable under the prevailing arbitration laws of the State of New Jersey. The award rendered by the arbitrators shall be final and judgment may be entered upon the award in any court of the State of New Jersey having jurisdiction over the matter. Nothing in this section shall be read to preclude the Company from seeking injunctive relief as described below.

Executive acknowledges and agrees that a breach or threatened breach by the Executive of the obligations pursuant to this Agreement – including without limitation the confidentiality, restrictive covenant provisions and inventions provisions in Section 6 of this Agreement – will cause the Company irreparable harm, the amount of which will be impossible to estimate or determine and that cannot be adequately compensated. Accordingly, notwithstanding the Parties’ agreement to arbitrate Employment Disputes between them, if dispute arises between the Parties related to breaches or threatened breaches of Section 6 of this Agreement, the Company shall be entitled to immediately or at any time thereafter seek injunctive relief with respect to such dispute in any court of competent jurisdiction in the State of New Jersey and shall be entitled to such injunctive relief without the need to post a bond. A judicial proceeding seeking injunctive relief hereunder shall not be stayed or delayed pending the outcome of any arbitration proceeding. The Company’s commencement of an action seeking injunctive relief hereunder, or the fact that the Company obtains such injunctive relief, shall not be deemed a waiver by the Company of any other right, remedy, claim, or defense of any kind and shall not preclude the Company from pursuing arbitration pursuant to this Agreement.

10.  Notices. Any notice or other communication required or permitted by this Agreement to be given to a party shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by U.S. registered or certified mail (return receipt requested), or sent via facsimile (with receipt of confirmation of complete transmission) to the party at the party’s last known address or facsimile number or at such other address or facsimile number as the party may have previously specified by like notice. If by mail, delivery shall be deemed effective three business days after mailing in accordance with this Section.

11. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation into which the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of Executive are personal and shall not be assigned by her/him.

12.  Miscellaneous.

12.1  No Waiver. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

12.2  Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

12.3  Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument and facsimile signatures delivered by fax or e-mail transmission shall be treated as originals.

12.4 Choice of Law. This Agreement shall be interpreted and enforced in accordance with the laws of the State of New Jersey, without regard to its conflict-of-law principles.

[Signature page follows]

IN WITNESS WHEREOF, each of the Company and Executive has executed this Amendment as of the date first above written.

QUANTUM COMPUTING INC.

By:
	Name:	Robert Liscouski
	Title:	Chief Executive Officer

Date Executed: June 15, 2022

By:
Name: Dr. Yuping Huang

Date Executed: June 15, 2022

[Signature page for employment agreement]

Exhibit A

Acknowledgement

(Attached as a separate file)

Exhibit B

Performance Goals for 2022

1.	Establish cloud computing services based on EQC and RQC

2.	Develop demos and prototypes for quantum lidar technology

3.	Develop demos for quantum biomedical imaging

4.	Work with leadership to build strong technical team and state-of-the-art quantum R&D facility.

5.	Support product revenue opportunities

Exhibit C

RELEASE, WAIVER, AND REAFFIRMATION OF RESTRICTIVE COVENANT

THIS Release, Waiver, and Reaffirmation of Restrictive Covenant (the “Agreement”) is entered into by and between Quantum Computing Inc (the “Company”) and __________________ (the “Executive”), an individual residing at ___________________ (collectively, the “Parties”).

WHEREAS, as a result of the termination of the Employment Agreement between Executive and the Company, entered into between the Parties on _____________ (the “Employment Agreement”), Executive is required to execute a Release, Waiver, and Reaffirmation of Restrictive Covenants, in order to receive post-termination considerations contained in the Employment Agreement that Executive otherwise would not be entitled to;

THEREFORE, for good and valuable consideration, the Parties agree as follows:

1. Separation Payment.

(a) In consideration for signing this Agreement and provided that Executive executes, delivers in a timely manner and does not exercise his right to revoke this Agreement, the Company will pay Executive _______________ (the “Separation Payment”), in the manner set forth in Section __ of the Employment Agreement.

(b) Executive acknowledges that he would not receive the Separation Payment but for the termination of his employment and his execution of the Agreement. Executive acknowledges that he is not entitled to any further salary, benefits or other payments except earned but unpaid wage payments through his last date of employment and payment for any accrued unused vacation days in accordance with Company policy.

2. General Release of Claims by Executive. In consideration of payments under the Employment Agreement and for other good and valuable consideration, Executive, on his own behalf and on behalf of his heirs, executors, administrators, successors and assigns, hereby forever releases and discharges the Company and its past, present, and future officers, directors, shareholders, trustees, joint venturers, partners, parent companies, Executives, representatives, consultants, attorneys, successors, assigns, subsidiaries and affiliates, (the “Company Releasees”) from any and all claims (including claims for attorneys’ fees and costs), charges, actions, and causes of action which he may presently have against the Company Releasees or any of them, whether known or not, based on anything which has happened up to the present. The Release includes, but is not limited to claims of/for: breach of contract (whether written or oral, express or implied, arising out of any offer letter or similar document, Employee handbook, personnel manual or employment policy); promissory estoppel or unjust enrichment; compensatory and/or punitive damages; public policy; tort, including without limitation, defamation; wrongful discharge or termination; negligence; impairment of economic opportunity or loss of business opportunity; fraud or misrepresentation (negligent or intentional); breach of the covenant of good faith and fair dealing; unfair labor practices; discrimination and retaliation; claims of violation of Age Discrimination in Employment Act (“ADEA”), as amended, the Older Worker Benefits Protection Act; Title VII of the Civil Rights Act of 1964, as amended (“TITLE VII”); the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (excluding claims for vested benefits); the Americans With Disabilities Act (“ADA”) as amended; the Family and Medical Leave Act (“FMLA”); the Uniformed Services Employment and Reemployment Rights Act (“USERRA”); the National Labor Relations Act (“NLRA”); the Worker Adjustment and Retraining Notification Act (“WARN”); the New Jersey Law Against Discrimination (“LAD”); the New Jersey Conscientious Executive Protection Act (“CEPA”); the New Jersey Family Leave Act (“FLA”); the New Jersey Wage and Hour laws; the New Jersey Millville Dallas Airmotive Plant Job Loss Notification Act; the Constitution of the United States and any State Constitutions; any other federal, state or local anti-discrimination law; any federal, state or local whistle-blowing law; any other federal, state or local family and/or medical leave law; any other federal, state or local wage and hour law; benefits including any Company provided plan or program; distributions of income or profit; ownership, stock, stock options, equity or otherwise; reimbursement; wages, commissions or bonuses; incentive compensation; salary continuation benefits; vacation, sick or other leave time; retirement, pension and/or profit sharing plans (excluding claims for vested benefits); relating to Executive’s application for hire, employment, or termination thereof, as well as any claims which Executive may have arising under or in connection with any and all local, state or federal ordinances, statutes, rules, regulations, executive orders or common law, from the beginning of the world up to and including the date of Executive’s execution of this Release (“Executive’s Released Claims”).

3. Representations and Covenant Not to Sue. Executive represents that he has not filed or caused to be filed any claim, complaint, or action against the Company or any other Company Releasees in any forum or form and that he is not presently a party to any such claim, complaint, or action. To the extent permitted by law, at no time subsequent to the execution of this Agreement will Executive file, maintain, or execute upon, or cause or permit the filing or maintenance or execution upon, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, any judgment, charge, claim or action of any kind, nature and character whatsoever, known or unknown, which Executive may now have or has ever had against the Company or any other Company Releasees that is based in whole or in part on any matter covered by the Releases herein. Executive further represents that he will not participate voluntarily in any action brought by any third party against the Company or any other Releasees. Further, Executive agrees to waive his right to recover monetary damages or other individual relief in any such charge, complaint, or lawsuit filed by anyone else on his behalf.

4. Use and Return of Property and Equipment. Executive acknowledges and affirms that he has returned to Company any property of Company in his possession or control which refer or relate to Company’s business, or which are otherwise the property of Company including, but not limited to, all confidential and proprietary business information and documents, financial documents and files, papers, records, documents, letters, invoices, notes, memoranda, keys, customer and supplier lists, customer and supplier materials or documents, computers, computer data, office equipment, business equipment office keys, corporate credit card(s), building passes, and employment records, property or copies thereof, regardless of the form or medium retained or stored in (including electronic or digital form). Executive shall promptly provide the Company with a written list of any and all passwords, usernames, code words, and similar electronic access codes (collectively, “Security Codes”) used by him in connection with his employment by the Company. Executive shall indicate on the written list the software, computer, web site or other electronic gateway to which each listed Security Code applies. By signing this Agreement, Executive affirms that he has, in fact, returned to Company all such records, property or copies referred to in this paragraph, including, but not limited to, office keys, corporate credit card(s), building passes, and any business equipment previously issued to his, and Executive has not retained copies or duplicates of same.

5. Reaffirmation of Restrictive Covenant and Confidentiality Obligations. The covenants set forth in Paragraph 6 of the Employment Agreement are fully incorporated herein and Executive reaffirms their validity, enforceability and scope. Paragraph 6 of the Employment Agreement is specifically not superseded by this Separation Agreement and Release notwithstanding any representation to the contrary herein.

6. Confidentiality. The terms of this Agreement shall remain STRICTLY CONFIDENTIAL. Executive and the Company each agree not to disclose any information regarding the existence or substance of the Agreement, except that Executive may disclose such information to his spouse, accountant, tax advisor, or an attorney with whom Executive chooses to consult regarding his consideration of this Agreement, and the Company may disclose such information to its Officers, Directors, Senior Executives, HR staff, any of its Employees who have a business reason to know its contents, its internal and outside accounting, tax, and legal advisors (collectively, “Permitted Disclosures”), but only on the condition that all persons to whom a Permitted Disclosure is made agree to be bound by the confidentiality provisions of this Agreement. Executive and the Company each acknowledge and agree that disclosure of any of the terms and conditions of this Agreement in violation of this paragraph shall constitute and be deemed to be a material breach of this Agreement. Executive and the Company each affirm that as of the date of this Agreement he or it has not disclosed any of the terms of this Agreement, except as heretofore required by legitimate business and/or legal needs. However, nothing in this Agreement shall be interpreted to restrict the Parties’ right and/or obligation: (a) to testify truthfully in any judicial proceeding; or (b) to cooperate fully and provide information as requested in any investigation by a governmental agency or commission.

7. Non-Disparagement.

(a) Executive agrees that he will not make any disparaging remarks, written or verbal (including, but not limited to, via the Internet and social media), intended to adversely affect or having a foreseeable result of adversely affecting the Company or the services provided or the good name or reputation of its owners, officers, Executives, or any of the Company Releasees. Failure to comply with the non-disparagement of terms requirements of this paragraph will constitute a forfeiture of the Separation Payments set forth in Paragraph 5.

(b) However, nothing in this Agreement shall be interpreted to restrict the Parties’ right and/or obligation: (a) to testify truthfully in any judicial proceeding; or (b) to cooperate fully and provide information as requested in any investigation by a governmental agency or commission.

8. Executive Rights. Notwithstanding anything else herein, this Agreement is not intended to preclude Executive from (1) enforcing the terms of this Agreement; (2) challenging the validity of this Agreement; (3) filing a charge or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission or the National Labor Relations Board or comparable state or local agency; or (4) initiating communications directly with, or responding to any inquiry from, or providing testimony before, the SEC, FINRA, any other self- regulatory organization or any other state or federal regulatory authority, regarding this settlement or its underlying facts or circumstances or any other matter.

9. Governing Law and Resolution of Disputes. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New Jersey, without regard to the conflicts of laws provisions of any state. Any dispute pertaining to this Agreement shall be brought only in a state or federal court of competent jurisdiction located within the State of New Jersey. Executive and the Company agree to subject themselves to the exclusive personal jurisdiction of those courts. The parties shall each be entitled to seek injunctive relief in accordance with applicable law for breaches (including anticipated breaches) of this Agreement. Executive agrees that the mailing by registered, certified, or overnight mail of any process to the Executive’s last known address shall constitute lawful and valid service or process thereof. In the event that any such suit is filed, Executive shall not raise and hereby waives the defenses of jurisdiction over the person and jurisdiction over the subject matter, including venue. Any dispute arising out of this Agreement or between the parties shall be tried without a jury.

10. Entire Agreement. This Agreement, and the surviving sections of the Employment Agreement sets forth the entire Agreement between the parties and fully supersedes any prior Agreements or understandings between the parties. Executive acknowledges that he has not relied on any representations, promises, or agreements of any kind made to Executive in connection with his decision to accept this Agreement, except for those set forth in this Agreement.

11. Amendment. This Agreement may not be modified, altered, or changed except upon express written consent of both parties. In signing this Agreement, the parties hereto represent and warrant that they are not relying on any statements, representations, or promises made by the other party or their agent(s) except as specifically set forth herein.

12. Attorneys’ Fees. Executive and the Company shall each bear his and its own costs, including attorneys’ fees, incurred in connection with this Agreement.

13. Capacity. The Company represents and warrants that the undersigned has the authority to act on behalf of it and to bind the Company to this Agreement. Executive represents and warrants that he has the capacity to act on his own behalf and to bind himself to this Agreement.

14. Assignments. Except as otherwise herein expressly provided, this Agreement shall inure to the benefit of and be binding upon Executive, his heirs, successors, and executors and shall inure to the benefit of the Company. Executive represents and warrants that he has not assigned or in any other manner conveyed any right or claim that he has or may have to any third party, and Executive shall not assign or convey to any assignee for any reason any right or claim covered by this Agreement, or the consideration, monetary or other, to be received by him hereunder. The Company may assign its rights and obligations under this Agreement to any third party in its discretion provided that there is no breach of the Confidentiality provision set forth above.

15. Non-Waiver. The failure of the Company or Executive to insist upon the performance of any of the terms and conditions of this Agreement or the failure of the Company or Executive to prosecute any breach of this Agreement, shall not be construed or considered a waiver of any such term or condition of this Agreement; to wit, the entire Agreement shall remain in full force and effect as if no such forbearance or failure of performance had occurred.

16. OWBPA Waiver. Executive acknowledges and confirms that he is waiving any claims under the ADEA as amended by the Older Workers Benefit Protection Act (“OWBPA”) and that:

(a) he is receiving consideration which is in addition to anything of value to which he otherwise would have been entitled; and

(b) this Agreement is written in a manner understood by Executive and that he fully understands the terms of this Agreement and enters into it voluntarily without any coercion on the part of any person or entity; and

(c) he was given adequate time to consider all implications and to freely and fully consult with and seek the advice of whomever he deemed appropriate and has done so; and

(d) he acknowledges and confirms that he was not eligible to participate in any other separation offer from the Company; and

(e) he was advised in writing, by way of this Agreement, to consult an attorney before signing this Agreement; and

(f) he has a period of twenty-one (21) days commencing from the date he receives this Agreement to consider it and return the signed Agreement to _________________. Executive may voluntarily execute and deliver the Agreement prior the expiration of the twenty-one (21) day period. Executive will have seven days from the date he signs this Agreement to revoke the Agreement. Any revocation of this Agreement must be in writing and received by _________ before the expiration of the seven day revocation period. This Agreement will not become effective or enforceable until receipt of Executive’s executed Agreement and the expiration of the seven (7) day revocation period. Executive’s signature below indicates that he is entering into this Agreement freely, knowingly and voluntarily, with a full understanding of its terms. If Executive fails to execute and deliver this Agreement in a timely manner, or if Executive signs and then revokes this Agreement, he will not be entitled to the Separation Payment provided herein.

HAVING ELECTED TO EXECUTE HIS RELEASE, TO FULFILL THE PROMISES, AND TO RECEIVE THE PAYMENTS, SET FORTH ABOVE, EXECUTIVE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EXECUTIVE HAS OR MIGHT HAVE AGAINST THE COMPANY.

The parties hereto knowingly and voluntarily executed this Release, Waiver, and Reaffirmation of Restrictive Covenant as of the date set forth below.

EXECUTIVE	Q Photon, Inc.

DATE:	DATE:

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